Exhibit 99.1

Corporate Communications
817-967-1577 mediarelations@aa.com

FOR RELEASE: Thursday, April 24, 2014

AMERICAN AIRLINES GROUP REPORTS

RECORD FIRST QUARTER 2014 FINANCIAL RESULTS

FORT WORTH, Texas – American Airlines Group Inc. (NASDAQ: AAL) today reported its first quarter 2014 results.

•	First quarter 2014 net profit was a record $480 million. This represents a $777 million improvement versus the company’s combined first quarter 2013 net loss of $297 million.

•	Excluding net special credits, the company reported a record first quarter net profit of $402 million. This represents a $340 million year-over-year improvement versus the company’s combined net profit of $62 million excluding net special charges in the first quarter 2013.

•	First quarter 2014 pretax margin excluding net special credits was 4.1 percent, a 3.6 point year-over-year improvement.

•	The company ended the quarter with $10.6 billion in total cash and short-term investments. Since the close of the merger, the company has used more than $542 million of cash to reduce its diluted shares outstanding by approximately 20 million.

For the first quarter 2014, American Airlines Group reported a record GAAP net profit of $480 million. This compares to a net loss of $341 million in the first quarter 2013. The company’s GAAP results for the first quarter 2013 reflect AMR Corporation prior to the merger.

The company believes it is more meaningful to compare year-over-year results for American Airlines and US Airways on a combined basis, which is a non-GAAP formulation that combines the results for AMR Corporation and US Airways Group. Therefore, it includes the results of US Airways Group for the full period. See the accompanying notes in the Financial Tables section of this press release for further explanation of this presentation, including a reconciliation of GAAP to non-GAAP financial information.

First quarter 2014 net profit excluding net special credits was a record $402 million. This compares to a combined non-GAAP net profit of $62 million excluding net special charges for the same period in 2013. Excluding net special credits, first quarter 2014 diluted earnings per share was $0.54.

American Airlines Group Reports First Quarter Results

April 24, 2014

“We are very pleased to report a record profit in our first full quarter as a merged company,” said Doug Parker, CEO of American Airlines Group. “Our team of dedicated professionals did an excellent job of taking care of our customers despite particularly difficult weather conditions throughout the quarter. We are excited for the future and expect our synergies to build as we continue to integrate our operations.”

Merger Integration

Since closing the merger on Dec. 9, 2013, the company has made significant progress in integrating American Airlines and US Airways. Key accomplishments:

•	Launched the world’s largest codeshare, offering customers improved access to the company’s global network by allowing them to book flights on both airlines’ networks

•	Provided reciprocal benefits for airport lounge and frequent flyer elite members, including priority check-in, waiving fees for checked bags, complimentary access to preferred seats, priority security lines, early boarding and priority baggage delivery

•	Enabled AAdvantage® and Dividend Miles® members to earn and redeem miles when traveling across either airline’s network

•	Joined operations at 58 airports, including Phoenix and Miami hubs

•	Moved US Airways into the oneworld alliance on March 31 and to the trans-Atlantic joint venture with American, British Airways, Iberia and Finnair on April 3

•	Aligned award travel options, checked baggage policies and inflight services for First and Business Class customers

•	Announced Sabre as the new Passenger Services System for the combined company

•	Closed the sale of the slot divestitures required by the U.S. Department of Justice at Ronald Reagan Washington National Airport (DCA). In total, the company received $381 million in cash from the DCA sales and the sale of slots at New York’s LaGuardia (LGA) Airport, which closed in the fourth quarter 2013.

Revenue and Cost Comparisons

On a combined basis, total revenues in the first quarter were a record $10 billion, up 5.6 percent versus the first quarter 2013 on a 2.0 percent increase in total available seat miles (ASMs). Driven by a record yield of 17.03 cents, up 3.2 percent year-over-year, combined consolidated passenger revenue per ASM (PRASM) was also a record for the first quarter at 13.67 cents, up 2.9 percent versus the first quarter 2013.

Total combined operating expenses in the first quarter were $9.3 billion, down 0.3 percent over first quarter 2013. Combined first quarter mainline cost per available seat mile (CASM) was 13.50 cents, down 2.7 percent on a 2.7 percent increase in mainline ASMs versus first quarter 2013. This cost improvement was largely due to a 4.8 percent decrease in year-over-year mainline fuel prices. Excluding special charges, fuel and profit sharing, mainline CASM was up 4.0 percent compared to the first quarter 2013, at 8.96 cents. Regional CASM excluding special charges and fuel was 16.62 cents, up 5.0 percent on a 3.2 percent decrease in regional ASMs versus first quarter 2013.

American Airlines Group Reports First Quarter Results

April 24, 2014

Liquidity

As of March 31, 2014, American had approximately $10.6 billion in total cash and short-term investments, of which $947 million was restricted. The company also has an undrawn revolving credit facility of $1.0 billion. Approximately $750 million of the company’s unrestricted cash balance was held in Venezuelan bolivars, valued at the weighted average applicable exchange rate of 6.32 bolivars to the dollar. This includes approximately $94 million valued at 4.3 bolivars, approximately $611 million valued at 6.3 bolivars and approximately $45 million valued at 10.7 bolivars, with the rate depending on the date the company submitted its repatriation request to the Venezuelan government.

In the first quarter of 2014, the Venezuelan government announced that a newly-implemented system (SICAD I) will determine the exchange rate (which fluctuates as determined by weekly auctions and at March 31, 2014 was 10.7 bolivars to the dollar) for repatriation of cash proceeds from ticket sales after January 1, 2014, and introduced new procedures for approval of repatriation of local currency. The company is continuing to work with Venezuelan authorities regarding the timing and exchange rate applicable to the repatriation of funds held in local currency. The company is monitoring this situation closely and continues to evaluate its holdings of Venezuelan bolivars for potential impairment.

Since the merger, the company paid $542 million in tax withholdings for employees in lieu of issuing shares of common stock as compensation as permitted under the Plan of Reorganization, thereby reducing the number of shares expected to be issued under the Plan by approximately 20 million. Additionally, the company has elected to utilize the cash settlement feature for the remaining $22 million principal amount of US Airways Group 7.25% convertible notes due May 15, 2014, which will further reduce diluted shares by approximately 4 million shares.

Special Items

In the first quarter, the company recognized a combined total of $78 million in net special credits, including:

•	$137 million in net special credits consisting primarily of the gain on the sale of slots at Reagan National Airport offset in part by integration and merger-related expenses

•	$47 million in non-operating special charges due primarily to non-cash interest accretion on bankruptcy settlement obligations

•	$8 million in non-cash deferred income tax provision related to certain indefinite-lived intangible assets

•	$4 million in regional non-operating charges

American Airlines Group Reports First Quarter Results

April 24, 2014

Additional Integration Related Developments

•	Distributed $11 million to employees for baggage handling and on-time performance in the month of January; this distribution of $100 per employee is part of the company’s Triple Play program which measures on-time arrivals and baggage performance as reported in the DOT’s Air Travel Consumer Report (ATCR)

•	Conducted first joint Captain Leadership Training with newly promoted captains from both airlines

•	On April 9, Piedmont flight attendants ratified a new five-year Collective Bargaining Agreement

•	Opened a new Admirals Club lounge at the company’s Philadelphia (PHL) hub

Fleet/Network Developments

•	As part of its plan to modernize its fleet by replacing older aircraft with newer, more fuel-efficient aircraft, the company inducted 12 new Airbus A321T aircraft into service between New York’s John F. Kennedy International Airport (JFK) and Los Angeles International Airport (LAX), and JFK and San Francisco International Airport (SFO). American is now the only U.S. carrier to offer three classes of service between these key markets. The company also took delivery of one Airbus A330-200 aircraft, five Boeing 737-800 aircraft and one Boeing 777-300 aircraft during the first quarter.

•	Revealed new Boeing 767-300 and 777-200ER cabin retrofits, which feature lie-flat seats with direct aisle access in Business Class

•	In April 2014, the company exercised its option to purchase (and thus terminated its existing lease financing arrangements) for 62 Airbus A320 family aircraft scheduled to be delivered between first quarter 2015 and third quarter 2017. In connection with this decision, the company also exercised its right to convert firm orders for 30 Airbus A320 family NEO aircraft (scheduled to be delivered in 2021 and 2022) to options to acquire such aircraft.

Community Relations Developments

•	Raised and contributed $750,000 to the Cystic Fibrosis Foundation through the company’s 29th Annual Celebrity Ski event in Vail, Colo.

•	Completed 230 employee volunteer events and distributed more than $500,000 in grants in the communities American serves

•	Raised more than $55,000 in employee contributions for the American Airlines and American Eagle Family Fund and the US Airways Education Foundation through the online auction of a trip to Toulouse, France, to take delivery of a new Airbus A330 aircraft

American Airlines Group Reports First Quarter Results

April 24, 2014

•	Provided travel to 42 children and their families for critical surgeries through the company’s Kids in Need program. Nearly 18 million frequent flyers donated more than 48 million miles to the program, which supports the mission of 40 children’s organizations and makes travel possible for children in need.

•	Transported and worked with more than 60 assistance dogs in partnership with Assistance Dogs International (ADI) through employees who volunteer with the company’s Puppies in Flight program

Conference Call / Webcast Details

The company will conduct a live audio webcast of its earnings call today at 10:30 a.m. CDT, which will be available to the public on a listen-only basis at aa.com/investorrelations. An archive of the webcast will be available on the website through May 24, 2014.

Investor Guidance

Investor guidance will be available at aa.com/investorrelations immediately following the 10:30 a.m. CDT conference call. The company will provide guidance on a combined basis related to cost per available seat mile (CASM) excluding special items and fuel, fuel prices, other revenues and estimated interest expense/income on the Presentations/Updates section of its Investor Relations website. This update will also include information regarding capacity guidance, fleet plans and estimated capital spending for 2014.

About American Airlines Group

American Airlines Group (NASDAQ: AAL) is the holding company for American Airlines and US Airways. Together with wholly owned and third-party regional carriers operating as American Eagle and US Airways Express, the airlines operate an average of nearly 6,700 flights per day to 339 destinations in 54 countries from its hubs in Charlotte, Chicago, Dallas/Fort Worth, Los Angeles, Miami, New York, Philadelphia, Phoenix and Washington, D.C. American’s AAdvantage and US Airways Dividend Miles programs allow members to earn and redeem miles for travel and everyday purchases as well as flight upgrades, vacation packages, car rentals, hotel stays and other retail products. American is a founding member of the oneworld alliance, whose members and members-elect serve nearly 1,000 destinations with 14,250 daily flights to 150 countries. Connect with American on Twitter @AmericanAir or Facebook.com/AmericanAirlines and follow US Airways on Twitter @USAirways and on Facebook.com/USAirways.

American Airlines Group Reports First Quarter Results

April 24, 2014

Cautionary Statement Regarding Forward-Looking Statements and Information

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, estimates, expectations and intentions, and other statements that are not historical facts. These forward-looking statements are based on the current objectives, beliefs and expectations of the Company, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. The following factors, among others, could cause actual results and financial position and timing of certain events to differ materially from those described in the forward-looking statements: significant operating losses in the future; downturns in economic conditions that adversely affect the Company’s business; the impact of continued periods of high volatility in fuel costs, increased fuel prices and significant disruptions in the supply of aircraft fuel; competitive practices in the industry, including the impact of low cost carriers, airline alliances and industry consolidation; the challenges and costs of integrating operations and realizing anticipated synergies and other benefits of the merger transaction with US Airways Group, Inc.; the Company’s substantial indebtedness and other obligations and the effect they could have on the Company’s business and liquidity; an inability to obtain sufficient financing or other capital to operate successfully and in accordance with the Company’s current business plan; increased costs of financing, a reduction in the availability of financing and fluctuations in interest rates; the effect the Company’s high level of fixed obligations may have on its ability to fund general corporate requirements, obtain additional financing and respond to competitive developments and adverse economic and industry conditions; the Company’s significant pension and other post-employment benefit funding obligations; the impact of any failure to comply with the covenants contained in financing arrangements; provisions in credit card processing and other commercial agreements that may materially reduce the Company’s liquidity; the limitations of the Company’s historical consolidated financial information, which is not directly comparable to its financial information for prior or future periods; the impact of union disputes, employee strikes and other labor-related disruptions; any inability to maintain labor costs at competitive levels; interruptions or disruptions in service at one or more of the Company’s hub airports; any inability to obtain and maintain adequate facilities, infrastructure and slots to operate the Company’s flight schedule and expand or change its route network; the Company’s reliance on third-party regional operators or third-party service providers that have the ability to affect the Company’s revenue and the public’s perception about its services; any inability to effectively manage the costs, rights and functionality of third-party distribution channels on which the Company relies; extensive government regulation, which may result in increases in the Company’s costs, disruptions to the Company’s operations, limits on the Company’s operating flexibility, reductions in the demand for air travel, and competitive disadvantages; the impact of the heavy taxation to which the airline industry is subject; changes to the Company’s business model that may not successfully increase revenues and may cause operational difficulties or decreased demand; the loss of key personnel or inability to attract and retain additional qualified personnel; the impact of conflicts overseas, terrorist attacks and ongoing security concerns; the global scope of the Company’s business and any associated economic and political instability or adverse effects of events, circumstances or government actions beyond its control, including the impact of foreign currency exchange rate fluctuations and limitations on the repatriation of cash held in foreign countries; the impact of environmental regulation; the Company’s reliance on technology and automated systems and the impact of any failure of these technologies or systems; challenges in integrating the Company’s computer, communications and other technology systems; costs of ongoing data security compliance requirements and the impact of any significant data security breach; losses and adverse publicity stemming from any accident involving any of the Company’s aircraft or the aircraft of its regional or codeshare operators; delays in scheduled aircraft deliveries, or other loss of anticipated fleet capacity, and failure of new aircraft to perform as expected; the Company’s dependence on a limited number of suppliers for aircraft, aircraft engines and parts; the impact of changing economic and other conditions beyond the Company’s control, including global events that affect travel behavior such as an outbreak of a contagious disease, and volatility and fluctuations in the Company’s results of operations due to seasonality; the effect of a higher than normal number of pilot retirements and a potential shortage of pilots; the impact of possible future increases in insurance costs or reductions in available insurance coverage; the effect of several lawsuits that were filed in connection with the merger transaction with US Airways Group, Inc. and remain pending; an inability to use NOL carryforwards; any impairment in the amount of goodwill the Company recorded as a result of the application of the acquisition method of accounting and an inability to realize the full value of the Company’s and American Airlines’ respective intangible or long-lived assets and any material impairment charges that would be recorded as a result; price volatility of the Company’s common stock; delay or prevention of stockholders’ ability to change the composition of the Company’s board of directors and the effect this may have on takeover attempts that some of the Company’s stockholders might consider beneficial; the effect of provisions of the Company’s Certificate of Incorporation and Bylaws that limit foreign owners’ ability to vote and own its equity interests, including its common stock, its preferred stock and convertible notes; the effect of limitations in the Company’s Certificate of Incorporation on acquisitions and dispositions of its common stock designed to protect its NOL carryforwards and certain other tax attributes, which may limit the liquidity of its common stock; and other economic, business, competitive, and/or regulatory factors affecting the Company’s business, including those set forth in the Company’s filings with the SEC, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q, current reports on Form 8-K and other SEC filings. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. The Company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements except as required by law.

American Airlines Group Reports First Quarter Results

April 24, 2014

American Airlines Group Inc. (Formerly AMR Corporation)

GAAP Results - Consolidated Statements of Operations

Reflects AAG Standalone Results for Period Prior to Merger Close

(In millions, except share and per share amounts)

(Unaudited)

	3 Months Ended March 31,		Percent
	2014	2013	Change
		(A)
Operating revenues:
Mainline passenger	$7,258	$4,614	57.3
Regional passenger	1,407	679	nm
Cargo	206	156	32.2
Other	1,124	649	73.3

Total operating revenues	9,995	6,098	63.9

Operating expenses:
Aircraft fuel and related taxes	2,711	1,934	40.2
Salaries, wages and benefits	2,119	1,267	67.3
Regional expenses:
Fuel	500	265	88.5
Other	1,094	515	nm
Maintenance, materials and repairs	485	326	48.8
Other rent and landing fees	424	288	47.6
Aircraft rent	320	165	93.8
Selling expenses	401	290	38.4
Depreciation and amortization	307	204	50.4
Special items, net	(137)	71	nm
Other	1,041	702	48.3

Total operating expenses	9,265	6,027	53.7

Operating income	730	71	nm

Nonoperating income (expense):
Interest income	7	4	60.4
Interest expense, net	(243)	(254)	(4.2)
Other, net	(1)	(24)	(94.9)

Total nonoperating expense, net	(237)	(274)	(13.3)

Income (loss) before reorganization items, net	493	(203)	nm
Reorganization items, net	—	(160)	nm

Income (loss) before income taxes	493	(363)	nm

Income tax provision (benefit)	13	(22)	nm

Net income (loss)	$480	$(341)	nm

Earnings (loss) per common share (B):
Basic	$0.66	$(1.37)

Diluted	$0.65	$(1.37)

Weighted average shares outstanding (in thousands) (B):
Basic	723,971	249,491

Diluted	741,335	249,491

Note: Percent change may not recalculate due to rounding.

(A) American Airlines Group Inc. (formerly AMR Corporation) is a holding company and its principal, wholly owned subsidiaries are American Airlines, Inc. (“American”) and, effective December 9, 2013 (the “effective date”), US Airways Group, Inc. (“US Airways Group”). US Airways Group became a subsidiary of AMR Corporation (“AMR”) as a result of a merger transaction. Also in connection with the merger, AMR changed its name to American Airlines Group Inc. (“AAG” or the “Company”). Therefore, the results for the three months ended March 31, 2013 do not include the results for US Airways Group. This impacts the comparability of AAG’s financial statements under GAAP to the 2014 period. Refer to the AAG combined financial statements for an alternative, non-GAAP presentation.

(B) Pursuant to the Company’s Fourth Amended Joint Chapter 11 Plan of Reorganization (the “Plan”) and Merger Agreement, holders of AMR common stock formerly traded under the symbol “AAMRQ” received shares of AAG common stock principally over the 120-day distribution period following the effective date. In accordance with GAAP, the first quarter 2013 weighted average shares and loss per share calculation have been adjusted to retrospectively reflect these distributions which were made at the rate of approximately 0.7441 shares of AAG common stock per share of AAMRQ. Former holders of AAMRQ shares as of the effective date may in the future receive additional distributions of AAG common stock dependent upon the ultimate distribution of shares of AAG common stock to holders of disputed claims. Thus, the shares and related earnings per share calculation prior to the effective date may change in the future to reflect additional retrospective adjustments for future AAG common stock distributions to former holders of AAMRQ shares.

American Airlines Group Reports First Quarter Results

April 24, 2014

American Airlines Group Inc. (Formerly AMR Corporation)

Non-GAAP Combined Consolidated Statements of Operations

Reflects Combined Consolidated Results for AAG and US Airways Group, Inc.

(In millions, except share and per share amounts)

(Unaudited)

		3 Months Ended March 31, 2013
	3 Months Ended March 31, 2014	American Airlines Group	US Airways Group	Combined	Percent Change
	(A)			(B)	(C)
Operating revenues:
Mainline passenger	$7,258	$4,614	$2,197	$6,811	6.6
Regional passenger	1,407	679	763	1,442	(2.4)
Cargo	206	156	41	197	4.9
Other	1,124	649	369	1,018	10.4

Total operating revenues	9,995	6,098	3,370	9,468	5.6

Operating expenses:
Aircraft fuel and related taxes	2,711	1,934	861	2,795	(3.0)
Salaries, wages and benefits	2,119	1,267	614	1,881	12.7
Regional expenses:
Fuel	500	265	271	536	(6.7)
Other	1,094	515	561	1,076	1.7
Maintenance, materials and repairs	485	326	175	501	(3.2)
Other rent and landing fees	424	288	135	423	0.4
Aircraft rent	320	165	154	319	0.3
Selling expenses	401	290	112	402	(0.2)
Depreciation and amortization	307	204	71	275	11.8
Special items, net	(137)	71	39	110	nm
Other	1,041	702	275	977	6.5

Total operating expenses	9,265	6,027	3,268	9,295	(0.3)

Operating income	730	71	102	173	nm

Nonoperating income (expense):
Interest income	7	4	—	4	44.3
Interest expense, net	(243)	(254)	(84)	(338)	(28.1)
Other, net	(1)	(24)	26	2	nm

Total nonoperating expense, net	(237)	(274)	(58)	(332)	(28.3)

Income (loss) before reorganization items, net	493	(203)	44	(159)	nm
Reorganization items, net	—	(160)	—	(160)	nm

Income (loss) before income taxes	493	(363)	44	(319)	nm

Income tax provision (benefit)	13	(22)	—	(22)	nm

Net income (loss)	$480	$(341)	$44	$(297)	nm

Note: Percent change may not recalculate due to rounding.

(A) Reflects GAAP financial results for American Airlines Group Inc. American Airlines Group Inc. (formerly AMR Corporation) is a holding company and its principal, wholly owned subsidiaries are American Airlines, Inc. (“American”) and, effective December 9, 2013 (the “effective date”), US Airways Group, Inc. (“US Airways Group”). US Airways Group became a subsidiary of AMR Corporation (“AMR”) as a result of a merger transaction. Also in connection with the merger, AMR changed its name to American Airlines Group Inc. (“AAG” or the “Company”). Therefore, the results for the three months ended March 31, 2014 include the results for US Airways Group.

(B) Under GAAP, AAG does not include in its financial results the results of US Airways Group prior to closing of the merger. This impacts the comparability of AAG’s financial statements under GAAP to the 2014 period. This table presents the first quarter results for 2013 on a “combined basis.” Combined basis means the Company combines the financial results of AAG on a stand alone basis with the results of US Airways Group. Management believes this presentation provides a more meaningful quarter over quarter comparison. Please see GAAP to non-GAAP reconciliations.

(C) Percent change is a comparison of the combined results.

American Airlines Group Reports First Quarter Results

April 24, 2014

American Airlines Group, Inc.

Combined Operating Statistics

(Unaudited)

	3 Months Ended March 31,
	2014	2013	Change
		(A)
Mainline
Revenue passenger miles (millions)	45,828	45,024	1.8%
Available seat miles (ASM) (millions)	56,831	55,354	2.7%
Passenger load factor (percent)	80.6	81.3	(0.7	)pts
Yield (cents)	15.84	15.13	4.7%
Passenger revenue per ASM (cents)	12.77	12.30	3.8%

Passenger enplanements (thousands)	34,843	34,434	1.2%
Departures (thousands)	279	279	—%
Aircraft at end of period	977	967	1.0%

Block hours (thousands)	853	841	1.4%
Average stage length (miles)	1,189	1,171	1.5%
Fuel consumption (gallons in millions)	874	858	1.9%
Average aircraft fuel price including related taxes (dollars per gallon)	3.10	3.26	(4.8)%
Full-time equivalent employees at end of period	93,378	91,838	1.7%

Operating cost per ASM (cents)	13.50	13.88	(2.7)%
Operating cost per ASM excluding special items (cents)	13.74	13.68	0.4%
Operating cost per ASM excluding special items and fuel (cents)	8.97	8.63	3.9%
Operating cost per ASM excluding special items, fuel and profit sharing (cents)	8.96	8.62	4.0%

Regional*
Revenue passenger miles (millions)	5,058	4,997	1.2%
Available seat miles (millions)	6,561	6,775	(3.2)%
Passenger load factor (percent)	77.1	73.8	3.3	pts
Yield (cents)	27.82	28.86	(3.6)%
Passenger revenue per ASM (cents)	21.45	21.29	0.8%

Passenger enplanements (thousands)	11,709	11,667	0.4%
Aircraft at end of period	560	531	5.5%
Fuel consumption (gallons in millions)	161	166	(2.6)%
Average aircraft fuel price including related taxes (dollars per gallon)	3.10	3.23	(4.2)%

Operating cost per ASM (cents)	24.30	23.80	2.1%
Operating cost per ASM excluding special items (cents)	24.24	23.74	2.1%
Operating cost per ASM excluding special items and fuel (cents)	16.62	15.83	5.0%

Total Mainline & Regional
Revenue passenger miles (millions)	50,886	50,021	1.7%
Available seat miles (millions)	63,392	62,129	2.0%
Cargo ton miles (millions)	560	500	11.9%
Passenger load factor (percent)	80.3	80.5	(0.2	)pts
Yield (cents)	17.03	16.50	3.2%
Passenger revenue per ASM (cents)	13.67	13.28	2.9%
Total revenue per ASM (cents)	15.77	15.24	3.5%
Cargo yield per ton mile (cents)	36.88	39.35	(6.3)%

Passenger enplanements (thousands)	46,552	46,101	1.0%
Aircraft at end of period	1,537	1,498	2.6%
Fuel consumption (gallons in millions)	1,035	1,024	1.2%
Average aircraft fuel price including related taxes (dollars per gallon)	3.10	3.25	(4.7)%

Operating cost per ASM (cents)	14.62	14.96	(2.3)%
Operating cost per ASM excluding special items (cents)	14.83	14.78	0.3%
Operating cost per ASM excluding special items and fuel (cents)	9.76	9.42	3.7%
Operating cost per ASM excluding special items, fuel and profit sharing (cents)	9.75	9.41	3.7%

*	Regional includes wholly owned regional airline subsidiaries and operating results from capacity purchase carriers.

(A) Represents the combined historical operating statistics of American and US Airways.

Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports First Quarter Results

April 24, 2014

American Airlines Group, Inc.

Combined Mainline Revenue Statistics by Regional Entity

(Unaudited)

	3 Months Ended March 31,
	2014	2013	Change
		(A)
Domestic
Revenue passenger miles (millions)	30,176	29,661	1.7%
Available seat miles (ASM) (millions)	35,989	35,631	1.0%
Passenger load factor (percent)	83.8	83.2	0.6	pts
Yield (cents)	15.79	14.95	5.6%
Passenger revenue per ASM (cents)	13.24	12.45	6.3%

Latin America
Revenue passenger miles (millions)	8,683	8,490	2.3%
Available seat miles (ASM) (millions)	11,358	10,697	6.2%
Passenger load factor (percent)	76.4	79.4	(3.0	)pts
Yield (cents)	17.82	17.37	2.6%
Passenger revenue per ASM (cents)	13.62	13.79	(1.2)%

Atlantic
Revenue passenger miles (millions)	5,264	5,119	2.8%
Available seat miles (ASM) (millions)	7,405	6,838	8.3%
Passenger load factor (percent)	71.1	74.9	(3.8	)pts
Yield (cents)	14.00	13.63	2.8%
Passenger revenue per ASM (cents)	9.96	10.20	(2.4)%

Pacific
Revenue passenger miles (millions)	1,705	1,754	(2.8)%
Available seat miles (ASM) (millions)	2,079	2,188	(5.0)%
Passenger load factor (percent)	82.0	80.1	1.9	pts
Yield (cents)	12.32	11.61	6.1%
Passenger revenue per ASM (cents)	10.11	9.30	8.6%

Total International
Revenue passenger miles (millions)	15,652	15,363	1.9%
Available seat miles (ASM) (millions)	20,842	19,723	5.7%
Passenger load factor (percent)	75.1	77.9	(2.8	)pts
Yield (cents)	15.94	15.47	3.0%
Passenger revenue per ASM (cents)	11.97	12.05	(0.7)%

(A)	Represents the combined historical mainline revenue statistics by regional entity of American and US Airways.

Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports First Quarter Results

April 24, 2014

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

American Airlines Group Inc. (the “Company”) is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items and profit sharing, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other major airlines. The Company believes that the presentation of mainline and express CASM excluding fuel is useful to investors because both the cost and availability of fuel are subject to many economic and political factors beyond the Company’s control. Management uses mainline and regional CASM excluding special items, fuel and profit sharing to evaluate the Company’s operating performance.

American Airlines Group Inc. Combined (1)

	3 Months Ended March 31,
	2014	2013
Reconciliation of Net Income Excluding Special Items	(In millions, except per share amounts)
Net income (loss) as reported	$480	$(297)
Special items:
Special items, net (2)	(137)	110
Regional operating special items, net	4	3
Nonoperating special items, net (3)	47	86
Reorganization items, net (4)	—	160
Non-cash income tax provision (5)	8	—

Net income as adjusted for special items	$402	$62

Reconciliation of Basic and Diluted Earnings Per Share As Adjusted for Special Items	3 Months Ended March 31, 2014
Net income as adjusted for special items	$402

Shares used for computation (in thousands):
Basic	723,971

Diluted	741,335

Earnings per share as adjusted for special items:
Basic	$0.56

Diluted (6)	$0.54

	3 Months Ended March 31,
Reconciliation of Operating Income Excluding Special Items	2014	2013
Operating income as reported	$730	$173

Special items:
Special items, net (2)	(137)	110
Regional operating special items, net	4	3

Operating income as adjusted for special items	$597	$286

American Airlines Group Reports First Quarter Results

April 24, 2014

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel - Mainline only	3 Months Ended March 31,
	2014	2013
Total operating expenses	$9,265	$9,295
Less regional expenses:
Fuel	(500)	(536)
Other	(1,094)	(1,076)

Total mainline operating expenses	7,671	7,683

Special items, net (2)	137	(110)

Mainline operating expenses, excluding special items	7,808	7,573

Aircraft fuel and related taxes	(2,711)	(2,795)

Mainline operating expenses, excluding special items and fuel	5,097	4,778

Profit sharing	(5)	(6)

Mainline operating expenses, excluding special items, fuel and profit sharing	$5,092	$4,772

(In cents)
Mainline operating expenses per ASM	$13.50	$13.88

Special items, net per ASM (2)	0.24	(0.20)

Mainline operating expenses per ASM, excluding special items	13.74	13.68

Aircraft fuel and related taxes per ASM	(4.77)	(5.05)

Mainline operating expenses per ASM, excluding special items and fuel	8.97	8.63

Profit sharing per ASM	(0.01)	(0.01)

Mainline operating expenses per ASM, excluding special items, fuel and profit sharing	$8.96	$8.62

Note: Amounts may not recalculate due to rounding.

Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel - Regional only	3 Months Ended March 31,
	2014	2013
Total regional operating expenses	$1,594	$1,612

Regional operating special items, net	(4)	(3)

Regional operating expenses, excluding special items	1,590	1,609

Aircraft fuel and related taxes	(500)	(536)

Regional operating expenses, excluding special items and fuel	$1,090	$1,073

(In cents)
Regional operating expenses per ASM	$24.30	$23.80

Regional operating special items, net per ASM	(0.06)	(0.05)

Regional operating expenses per ASM, excluding special items	24.24	23.74

Aircraft fuel and related taxes per ASM	(7.62)	(7.91)

Regional operating expenses per ASM, excluding special items and fuel	$16.62	$15.83

Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports First Quarter Results

April 24, 2014

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

Reconciliation of Operating Cost per ASM Excluding Special Items, Fuel and Profit Sharing - Total Mainline and Regional	3 Months Ended March 31,
	2014	2013
Total operating expenses	$9,265	$9,295

Special items:
Special items, net (2)	137	(110)
Regional operating special items, net	(4)	(3)

Total operating expenses, excluding special items	9,398	9,182

Fuel:
Aircraft fuel and related taxes - mainline	(2,711)	(2,795)
Aircraft fuel and related taxes - regional	(500)	(536)

Total operating expenses, excluding special items and fuel	6,187	5,851

Profit sharing	(5)	(6)

Total operating expenses, excluding special items, fuel and profit sharing	$6,182	$5,845

(In cents)
Total operating expenses per ASM	$14.62	$14.96

Special items per ASM:
Special items, net (2)	0.22	(0.18)
Regional operating special items, net	(0.01)	(0.01)

Total operating expenses per ASM, excluding special items	14.83	14.78

Fuel per ASM:
Aircraft fuel and related taxes - mainline	(4.28)	(4.50)
Aircraft fuel and related taxes - regional	(0.79)	(0.86)

Total operating expenses per ASM, excluding special items and fuel	9.76	9.42

Profit sharing per ASM	(0.01)	(0.01)

Total operating expenses per ASM, excluding special items, fuel and profit sharing	$9.75	$9.41

Note: Amounts may not recalculate due to rounding.

FOOTNOTES:

(1)	As noted on the American Airlines Group Combined non-GAAP income statement, these tables present the first quarter 2014 and 2013 results on a “combined basis.” Combined basis means the Company combines the financial results of American Airlines Group on a stand alone basis with the results of US Airways Group. Management believes this presentation provides a more meaningful quarter over quarter comparison.

(2)	The 2014 first quarter mainline special items totaled a net credit of $137 million, which principally included a $309 million gain on the sale of slots at Ronald Reagan Washington National Airport and a net $32 million credit for bankruptcy related items primarily reflecting fair value adjustments for bankruptcy settlement obligations. These special credits were offset in part by $142 million of cash merger integration expenses including amounts related to the pilot memorandum of understanding, information technology, professional fees, severance, re-branding of aircraft and airport facilities, relocation and training as well as $60 million of non-cash compensation expense for merger equity awards. The 2013 first quarter mainline special items included $48 million in merger related expenses, a $43 million charge for workers’ compensation claims and $19 million related to the ratification of the US Airways flight attendant collective bargaining agreement.

(3)	The 2014 first quarter nonoperating special items of $47 million were principally due to non-cash interest accretion of $31 million on the bankruptcy settlement obligations. The 2013 first quarter nonoperating special items included interest charges of $116 million to recognize post-petition interest expense on unsecured obligations pursuant to the Company’s Fourth Amended Joint Chapter 11 Plan of Reorganization (the “Plan”), offset in part by $30 million credit in connection with an award received in an arbitration related to previous investments in auction rate securities.

(4)	In the 2013 first quarter, the Company recognized reorganization expenses as a result of the filing of voluntary petitions for relief under Chapter 11. These amounts consisted primarily of estimated allowed claim amounts and professional fees.

(5)	The 2014 first quarter included a special $8 million non-cash deferred income tax provision related to certain indefinite-lived intangible assets.

American Airlines Group Reports First Quarter Results

April 24, 2014

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

(6)	In March 2014, the Company notified the holders of its 7.25% convertible notes that it has elected to settle all future conversions solely in cash instead of shares of AAG common stock in accordance with the related indenture. Thus, the diluted shares include the weighted average impact of the 7.25% notes only for the period from January 1, 2014 to March 12, 2014. In addition, under GAAP, the Company must adjust the numerator for purposes of calculating diluted earnings per share by the change in fair value of the conversion feature from March 12, 2014 to March 31, 2014, which increased GAAP net income for purposes of computing diluted earnings per share by $5 million. This $5 million has been excluded from the calculation of diluted earnings per share excluding special items.

American Airlines Group Reports First Quarter Results

April 24, 2014

American Airlines Group Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	March 31, 2014	December 31, 2013
Assets

Current assets
Cash	$1,259	$1,140
Short-term investments	8,405	8,111
Restricted cash and short-term investments	947	1,035
Accounts receivable, net	2,008	1,560
Aircraft fuel, spare parts and supplies, net	1,052	1,012
Prepaid expenses and other	1,522	1,465

Total current assets	15,193	14,323

Operating property and equipment
Flight equipment	24,687	23,730
Ground property and equipment	5,663	5,585
Equipment purchase deposits	1,045	1,077

Total property and equipment, at cost	31,395	30,392
Less accumulated depreciation and amortization	(11,451)	(11,133)

Total property and equipment, net	19,944	19,259

Other assets
Goodwill	4,089	4,086
Intangibles, net	2,319	2,311
Other assets	2,192	2,299

Total other assets	8,600	8,696

Total assets	$43,737	$42,278

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities
Current maturities of long-term debt and capital leases	$1,441	$1,446
Accounts payable	1,646	1,368
Accrued salaries and wages	908	1,143
Air traffic liability	5,686	4,380
Frequent flyer liability	2,951	3,005
Other accrued liabilities	2,447	2,464

Total current liabilities	15,079	13,806

Noncurrent liabilities
Long-term debt and capital leases, net of current maturities	15,244	15,353
Pension and postretirement benefits	5,766	5,828
Deferred gains and credits, net	990	935
Mandatorily convertible preferred stock and other bankruptcy settlement obligations	2,322	5,928
Other liabilities	3,241	3,159

Total noncurrent liabilities	27,563	31,203

Stockholders’ equity (deficit)
Common stock	6	5
Additional paid-in capital	14,040	10,592
Accumulated other comprehensive loss	(2,135)	(2,032)
Accumulated deficit	(10,816)	(11,296)

Total stockholders’ equity (deficit)	1,095	(2,731)

Total liabilities and stockholders’ equity (deficit)	$43,737	$42,278